Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Highpower International, Inc. and subsidiaries (the “Company”) on Forms S-8 (File No.333-222315 and 333-157443) and Form S-3 (File No. 333-217294) of our report dated April 4, 2018, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2017 and 2016, and for the years ended December 31, 2017 and 2016, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Guangzhou, China

April 4, 2018